Exhibit 99.1

bp completes acquisition of Archaea Energy

HOUSTON – Today bp (NYSE: BP) completed its purchase of Archaea Energy Inc., (NYSE: LFG) a leading provider of renewable natural gas (RNG), marking a milestone in the growth of bp’s strategic bioenergy business.

“We see enormous opportunity to grow our bioenergy business by bringing Archaea fully into bp,” said Dave Lawler, chairman and president bp America. “The talent, expertise and passion of their team has let them achieve incredible growth so far, and we’re excited to support the next chapter in line with our strategy.”

In October, bp announced it had agreed to acquire Archaea, subject to regulatory and Archaea shareholder approval. Having received those approvals and with the transaction complete, Archaea expands bp’s presence in the US biogas industry, enhancing its ability to support customers’ decarbonization goals and progressing its aim to reduce the average lifecycle carbon intensity of the energy products it sells.

Bioenergy is one of five strategic transition growth engines that bp intends to grow rapidly through this decade. bp expects investment into its transition growth businesses to reach more than 40% of its total annual capital expenditure by 2025, aiming to grow this to around 50% by 2030.

With the close of the agreement, Archaea common shares will cease to be listed on the NYSE.

Additional information on the acquisition can be found in the agreement announcement (www.bp.com/en/global/corporate/news-and-insights/press-releases/bp-accelerates-and-expands-in-bioenergy-agreeing-to-buy-leading-us-biogas-company-archaea-energy.html).

Cautionary statement

In order to utilize the ‘safe harbor’ provisions of the United States Private Securities Litigation Reform Act of 1995 (the ‘PSLRA’) and the general doctrine of cautionary statements, bp is providing the following cautionary statement.

This document contains certain forecasts, projections and forward-looking statements – that is, statements related to future, not past events and circumstances – with respect to the financial condition, results of operations and businesses of bp and certain of the plans and objectives of bp with respect to these items. These statements are generally, but not always, identified by the use of words such as ‘will’, ‘expects’, ‘is expected to’, ‘targets’, ‘aims’, ‘should’, ‘may’, ‘objective’, ‘is likely to’, ‘intends’, ‘believes’, ‘anticipates’, ‘plans’, ‘we see’ or similar expressions. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will or may occur in the future and are outside the control of bp. Actual results or outcomes, may differ materially from those expressed in such statements, depending on a variety of factors, including the risk factors discussed under “Risk factors” in bp’s Annual Report and Form 20-F 2021 as filed with the US Securities and Exchange Commission and in any of our more recent public reports.

Our most recent Annual Report and Form 20-F and other period filings are available on our website at www.bp.com or can be obtained from the SEC by calling 1-800-SEC-0330 or on its website at www.sec.gov.